fund 845, Massachusetts Tax Exempt Income Fund, 5/31/04 annual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	Putnam Management has agreed to assume certain expenses
incurred by the fund in connection with allegations of improper short-term trading activity. During the funds fiscal year ended May 31, 2004, legal, shareholder servicing and communication, audit, and Trustee fees incurred by the fund and assumed by Putnam Management were $6,307.


72DD1 		Class A 	12,404
		Class B 	3,599
		Class C 	21

72DD2		Class M 	200


73A1		Class A		0.3896
		Class B 	0.3269
		Class C 	0.2470

74A2		Class M 	0.3608


74U1		Class A		28,932
		Class B 	9,442
		Class C 	106

74U2		Class M 	517



74V1		Class A 	9.35
		Class B 	9.35
		Class C 	9.36

74V2		Class M 	9.35